                                                                     EXHBIT 12.1

                                                                   Ratio of Earnings to Fixed Charges

                                                                         Year Ended December 31,

                                                    2001            2000           1999             1998          1997
                                                    ----            ----           ----             ----          ----
Fixed Charges:
   Interest expense on
     indebtedness
     (including
     amortization of debt
     expense and discount)                        $  22,347      $  36,082      $  14,146      $     191      $     446

   Interest expense on
     portion of rent
     expense
     representative
     of interest                                      6,159          3,251          2,951          1,299          1,072

                                                  ---------      ---------      ---------      ---------      ---------
  Total Fixed Charges                             $  28,506      $  39,333      $  17,097      $   1,490      $   1,518
                                                  =========      =========      =========      =========      =========


Earnings (Loss):
   Net loss before
      provision for income
      taxes and cumulative
      effect of change
      in accounting principle                     $(117,152)     $(235,331)     $ (41,944)     $ (22,957)     $ (21,148)
   Fixed charges per
      above                                          28,506         39,333         17,097          1,490          1,518
                                                  ---------      ---------      ---------      ---------      ---------

  Total Earnings (Loss)                           $ (88,646)     $(195,998)     $ (24,847)     $ (21,467)     $ (19,630)
                                                  =========      =========      =========      =========      =========

Ratio of Earnings to
   Fixed Charges                                         --             --             --             --             --

Coverage deficiency (1)(2)                        $(117,152)     $(235,331)     $ (41,944)     $ (22,957)     $ (21,148)
                                                  =========      =========      =========      =========      =========

(1) The Company's Coverage deficiency for 2001 includes non-recurring charges aggregating $26,208 arising from the Company's impairment charge relating to its investment in Transgene and debt conversion expenses of $22,314 and $3,894, respectively.
(2) The Company's Coverage deficiency for 2000 includes non-recurring charges aggregating $184,868 arising from purchased in-process research and development and debt conversion expenses of $134,050 and $50,818, respectively.